Exhibit 99.1

Keryx Announces Two National Insurance Providers Added Auryxia™ to Their Medicare Part D Formularies

BOSTON, MA, June 24, 2015 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for people with renal disease, today announced that two national insurance providers have added Auryxia™ to their Medicare Part D formularies. Auryxia is the first and only absorbable, iron-based phosphate binder for the treatment of elevated serum phosphorus levels in people with chronic kidney disease on dialysis. Together, these new formularies will increase unrestricted access to Auryxia, across Medicare Part D and commercial insurance providers, to approximately 65 percent of people in the U.S. currently taking phosphate binders.

“The inclusion of Auryxia on these major insurance providers’ Part D formularies, which we expect will start processing claims in the third quarter, significantly expands unrestricted access to Auryxia for people on dialysis and their caregivers,” said Greg Madison, Chief Executive Officer of Keryx Biopharmaceuticals. “We are progressing nicely towards our goal of broad, unrestricted access to approximately 80 percent of phosphate binder prescriptions, across both Medicare Part D and commercial insurance providers, within 12 months post-approval. Looking ahead, we are focused on continuing to raise awareness of Auryxia’s clinical profile among the prescribing community and ensuring that the vast majority of dialysis patients have access to this important medicine.”

Auryxia is currently approved to treat elevated serum phosphorus levels in the estimated 450,000 people in the U.S. who have End Stage Renal Disease (ESRD) and require dialysis treatment. The majority of ESRD patients require chronic treatment with phosphate-binding medicines to lower and maintain serum phosphorus at acceptable levels. Medicare Part D and commercial insurance providers cover most of the healthcare costs for people with ESRD and account for approximately 90 percent of all prescriptions for phosphate binders, with Part D alone representing more than 60 percent of all phosphate binder prescriptions.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the Company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia, visit www.Auryxia.com.

Auryxia™ (ferric citrate) Important Safety Information

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia.

For Full Prescribing Information for Auryxia, please visit http://keryx.com/wp-content/uploads/Auryxia_PI_Keryx_112014.pdf.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in New York and Boston, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the Company launched its first FDA-approved product, Auryxia (ferric citrate) for the treatment of elevated serum phosphorus levels in patients with chronic kidney disease on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. For more information about Keryx, please visit www.keryx.com.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the EMA may not concur with our interpretation of our Phase 3 study results, supportive data, conduct of the studies, or any other part of our MAA submission and could ultimately deny approval of the MAA; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX BIOPHARMACEUTICALS CONTACT:

Lora Pike

Senior Director, Investor Relations

T: 617-466-3511

lora.pike@keryx.com